Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-163668, No. 333-165384 and No. 333-166728 on Form S-8 and Registration Statements No. 333-172468 and No. 333-176038 on Form S-3 of our reports dated February 13, 2013 relating to the consolidated financial statements and financial statement schedule of Hyatt Hotels Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 13, 2013